Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT
Bradley S. Powell
Eden Bioscience
425-984-2135
fax: 425-806-7400
investorinfo@edenbio.com

Eden Bioscience Announces Third Quarter 2004 Financial Results

BOTHELL, WA, October 26, 2004 — Eden Bioscience Corporation (NASDAQ: EDEN), which develops, manufactures and markets innovative, natural protein-based products for improving crop production and protecting plants, today announced financial results for its third quarter ended September 30, 2004.

Product sales, net of sales allowances, for the third quarter of 2004 were $368,000, which compares to net product sales of $103,000 in the same period of 2003. Net loss in the third quarter of 2004 was $1.9 million, or $0.08 per weighted average common share, compared to a net loss of $2.5 million, or $0.10 per weighted average common share, in the third quarter of 2003. Per-share loss amounts for the quarters are based on weighted average common shares of 24.4 million in both 2004 and 2003.

The Company estimates that distributors sold approximately 213,000 ounces of Messenger or Messenger STS in the third quarter of 2004, compared with 75,000 ounces in the third quarter of 2003. For the first nine months of 2004, the Company estimates that distributors sold approximately 730,000 ounces to growers, compared to approximately 497,000 ounces in the same period in 2003. Based on information received from distributors, the Company estimates that 456,000 ounces remained in distributors’ inventories at September 30, 2004. In addition, the Company has a remaining obligation to provide approximately 74,000 ounces at no cost to distributors under the price reduction program announced in December 2003.

“Total estimated distributor sales to growers increased 184% in the third quarter of 2004 over the comparable quarter in 2003 primarily due to sales in Spain which began earlier this year. In the 2004 crop year, October 1, 2003 to September 30, 2004, estimated distributor sales to growers increased by 90% over the 2003 crop year as a result of entering new markets in Spain and China in the 2004 crop year and implementation of our price reduction program in December 2003,” said Rhett Atkins, President and CEO. “We will continue to work diligently to increase sales of Messenger and Messenger STS in high value markets and we plan to also introduce two new products in 2005 targeted at high acreage row crop markets. We received EPA registration this quarter for N-Hibit, a seed treatment for improving stand, vigor and plant health in row crops and we are also preparing for the registration and launch of ProAct, our next generation harpin protein, in early 2005. We believe ProAct gives us superior yield performance compared to Messenger and the price capability to aggressively pursue major row crop acres. We expect our sales in the fourth quarter of 2004 will come primarily from markets outside the U.S. and we look forward to sales of our full line of Harp-N-Tek products in 2005 which include employ, Messenger, MightyPlant, N-Hibit, and ProAct.”

Cash and cash equivalents as of September 30, 2004 totaled $14.0 million, compared with $15.7 million at June 30, 2004.

CONFERENCE CALL

Eden Bioscience will host a live conference call and Web cast to discuss its third quarter 2004 financial results on Tuesday, October 26, 2004 at 5 p.m. Eastern Time (2 p.m. Pacific Time), featuring remarks by Rhett Atkins, President and CEO, and Brad Powell, CFO. The live Web cast and replay of the call will be available until November 2, 2004, at www.edenbio.com/in/inmain.html.

ABOUT EDEN BIOSCIENCE

Eden Bioscience is a plant technology company focused on developing, manufacturing and marketing innovative, natural protein-based products for agriculture. We believe that our technology and products provide growers with new tools to improve crop production and plant protection. Our products are based on naturally occurring proteins called “harpins,” which activate a plant’s intrinsic ability to protect itself through growth and stress-defense responses. These responses enhance overall plant health, improve plant vigor and stamina, and result in improved crop quality, yield, and/or shelf life. Our headquarters are at 3830 Monte Villa Parkway, Suite 100, Bothell, WA 98021-7266, 425-806-7300; www.edenbio.com.

(c) 2004 Eden Bioscience Corporation. Always read and follow label instructions before buying or using our products. Messenger® and Eden Bioscience® are registered trademarks of Eden Bioscience Corporation. Harp-N-Tek, employ, MightyPlant, N-Hibit and ProAct are trademarks of Eden Bioscience Corporation.

CAUTIONARY STATEMENT: Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, among which include statements regarding estimates of distributor sales to growers, estimates of distributors’ inventories of our products, estimates of future growth rates of product usage, factors affecting the growth of product usage, impact of any price changes, estimate of the amount of free products to be given to distributors and impact on sales and growth rates, ability to increase sales of Messenger and Messenger STS in high value crops, ability to successfully commercialize new products in high acreage row crop markets, ability to obtain EPA registration of ProAct, estimate of when EPA registration of ProAct will be received, estimates of sales inside and outside the United States, ability to increase future sales and benefits of our products to agriculture. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other terminology. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the Company’s actual results include, among others, unsuccessful development and commercialization of our products; inability to develop adequate sales and marketing capabilities; history of losses and expectation that losses will continue; economic conditions in agriculture; and unfavorable weather conditions. More information about these and other factors that potentially could affect the Company’s financial results is included in Eden Bioscience’s most recent annual report on Form 10-K and in its other public filings filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Eden Bioscience undertakes no obligation to update any forward-looking statements.

EDEN BIOSCIENCE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

ASSETS

	September 30, 2004	December 31, 2003
Current assets:
Cash and cash equivalents	$14,049,189	$19,823,339
Accounts receivable, net of sales allowances	234,317	166,111
Inventory	3,366,393	2,057,818
Prepaid expenses and other current assets	362,926	719,939

Total current assets	18,012,825	22,767,207
Property and equipment, net	14,726,763	16,305,604
Other assets	1,571,801	1,629,769

Total assets	$34,311,389	$40,702,580

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$159,373	$105,076
Accrued liabilities	1,503,045	1,568,952
Current portion of accrued loss on facility subleases	515,662	494,373
Current portion of capital lease obligations	14,278	17,257

Total current liabilities	2,192,358	2,185,658
Accrued loss on facility subleases, net of current portion	2,165,884	2,373,342
Capital lease obligations, net of current portion	1,880	12,333
Other long-term liabilities	773,437	695,996

Total liabilities	5,133,559	5,267,329

Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value, 10,000,000 shares authorized; no shares
issued and outstanding at September 30, 2004 and December 31, 2003	--	--
Common stock, $.0025 par value, 100,000,000 shares authorized; issued and outstanding shares - 24,372,261 shares at September 30, 2004 and
24,361,990 shares at December 31, 2003	60,931	60,905
Additional paid-in capital	132,532,066	132,523,362
Accumulated other comprehensive loss	(71,753)	(85,381)
Accumulated deficit	(103,343,414)	(97,063,635)

Total shareholders’ equity	29,177,830	35,435,251

Total liabilities and shareholders’ equity	$34,311,389	$40,702,580

EDEN BIOSCIENCE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Product sales, net of sales allowances	$368,383	$102,533	$871,721 (a)	$1,498,057 (a)
Operating expenses:
Cost of goods sold	331,436	307,766	1,482,329	1,513,761
Research and development	863,334	982,983	2,260,521	4,013,389
Selling, general and administrative	1,170,213	1,406,321	3,564,780	4,852,024

Total operating expenses	2,364,983	2,697,070	7,307,630	10,379,174

Loss from operations	(1,996,600)	(2,594,537)	(6,435,909)	(8,881,117)

Other income (expense):
Interest income	59,887	62,411	158,506	233,862
Interest expense	(1,086)	(1,393)	(2,376)	(8,116)

Total other income	58,801	61,018	156,130	225,746

Loss before income taxes and
cumulative effect of adoption of
SFAS No. 143	(1,937,799)	(2,533,519)	(6,279,779)	(8,655,371)
Income taxes	--	--	--	--

Loss before cumulative effect of
adoption of SFAS No. 143	(1,937,799)	(2,533,519)	(6,279,779)	(8,655,371)
Cumulative effect of adoption of SFAS
No. 143	--	--	--	(63,508)

Net Loss	$(1,937,799)	$(2,533,519)	$(6,279,779)	$(8,718,879)

Basic and diluted net loss per share:
Loss before cumulative effect of
adoption of SFAS No. 143	$(0.08)	$(0.10)	$(0.26)	$(0.36)
Cumulative effect of adoption of SFAS
No. 143	--	--	--	--

Net loss	$(0.08)	$(0.10)	$(0.26)	$(0.36)

Weighted average shares outstanding used
to compute net loss per share	24,372,261	24,354,322	24,367,725	24,334,770

(a)	Includes the elimination of $95,237 in 2004 and $126,301 in 2003 of sales allowance liabilities recognized in prior quarters that will not be paid because of changes in distribution programs implemented in 2003 and actual amounts earned by distributors being less than amounts previously estimated.

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